Exhibit 99.1

Press Release

For Release January 30, 2008

Contact:

Thomas R. Melendrez, Executive Vice President

(510) 668-7000

Exar Corporation Appoints New Worldwide Sales Vice President

Additional Senior Management Promotions Announced

Fremont, California, January 30, 2008—Exar Corporation (Nasdaq: EXAR) today announced that Bentley Long was appointed Exar’s Vice President, Worldwide Sales. Mr. Long replaces the former Vice President of Worldwide Sales, Gene Schaeffer, who resigned for personal reasons. Mr. Long will report to John McFarlane, interim president and CEO. In addition to Mr. Long’s appointment, Rich Kapusta was named Vice President, Communications Product Line, and Joe Vyvijal was selected as Vice President, Power Products Line. Both Mr. Kapusta and Mr. Vyvijal will report to Ed Lam, senior vice president, product lines.

“Bentley brings extensive high technology sales and marketing experience to his new position,” said John McFarlane, interim president and CEO. “His proven leadership skills, understanding of market dynamics and strong customer relationships makes him ideal for his new role.”

Mr. Long has over 20 years of semiconductor sales and marketing experience including the last 11 at Exar where he was most recently Vice President of the Americas and Global Distribution. He has previously worked at VLSI Technology as an Area Sales Manager and Worldwide Strategic Account Manager, as well as held various technical positions at Texas Instruments. He holds a Bachelor of Engineering Degree in Electrical Engineering and Mathematics from Vanderbilt University and an MBA from the University of Tennessee. In addition to his responsibilities with Exar, he serves as the Chair of the Southeast Regional Board of Directors, and member of the National Development Committee of the U.S. Fund for UNICEF.

“Rich and Joe bring over 30 years of combined industry experience to their new roles,” said Ed Lam, senior vice president, product lines. “Growing the Communications and Power business is a priority for Exar. Rich’s and Joe’s prior experience in driving successful business units, their deep technical knowledge and acumen, plus anticipation of customer needs make them ideal for their new roles.”

Mr. Kapusta has over 15 years of semiconductor experience and joined Exar through its acquisition of Sipex in 2007 where he was the Vice President, Interface Products. Before his new appointment, he was most recently Exar’s Vice President of Business Development. Before joining Sipex, Mr. Kapusta was the Product Line Director for Cypress’s $100M per year High Speed USB business unit. Additionally, Mr. Kapusta has held positions of Strategic Marketing Director, Senior International Marketing Manager, and Applications Engineer within Cypress Semiconductor. Mr. Kapusta received his B.S. degree in Computer Engineering from the University of Illinois.

Mr. Vyvijal has over 16 years of semiconductor industry experience and also joined Exar through its acquisition of Sipex in 2007. Mr.Vyvijal was the Product Line Director, Product Business Development at Sipex, and held this role at Exar until his recent appointment. Prior to that, he spent 15 years at National Semiconductor in numerous product marketing and product line director roles. Mr. Vyvijal holds a B.S. degree in Marketing from California State University, Sacramento. In addition to his responsibilities with Exar, he serves as Board Chair of St. Stephen’s Episcopal School in San Jose.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

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